Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Mueller Industries, Inc.
Memphis, TN—October 24, 2012	(901) 753-3200

Mueller Industries, Inc. Announces Departure of Kent A. McKee, CFO,
To Pursue Other Opportunities

Mueller Industries, Inc. (NYSE: MLI) announced today that Kent A. McKee, Executive Vice President and Chief Financial Officer, will step down from his positions with the Company, effective October 26, 2012, to pursue other opportunities.  Jeffrey A. Martin, Vice President - Corporate Development, will serve as interim Chief Financial Officer while the Company searches for a permanent replacement for Mr. McKee.  Mr. McKee will remain available to consult with the Company through the filing of the Company’s annual report on Form 10-K for the fiscal year ending December 29, 2012 in order to provide assistance during the transition period.

Gregory L. Christopher, Mueller’s CEO said, “On behalf of our Company and Board of Directors, we thank Kent for his many years of valuable service to Mueller and are grateful for his assistance in supporting a smooth transition.  We wish him the best of luck in his future endeavours.”

Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings, brass rod and forgings, and a broad array of flow control products in these metals as well as aluminum and plastics.  Mueller’s operations are located throughout the United States and in Canada, Mexico, Great Britain, and China.  Mueller’s business is importantly linked to the construction and improvement of homes and nonresidential structures, including office buildings, hotels, schools, hospitals, and manufacturing buildings.

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Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties.  These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company’s SEC filings.  The words “pro forma,” “outlook,” “estimate,” “project,” “intend,” “expect,” “believe,” “target,” and similar expressions are intended to identify forward-looking statements.  The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report.  The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.